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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  May 15, 2002
                          ----------------------------
                Date of Report (Date of earliest event reported)


                           GENERAL CREDIT CORPORATION
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             (Exact name of Registrant as specified in its charter)


                New York                     0-28910           13-3895072
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    (State or other jurisdiction of        (Commission        (IRS Employer
    incorporation or organization)         File Number)     Identification No.)


           370 Lexington Avenue, Suite 2000, New York, New York 10017
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               (Address of Principal Executive Offices) (Zip Code)


                                 (212) 697-4441
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              (Registrant's telephone number, including area code)


          -------------------------------------------------------------
          (Former name or former address, if changed since last report)






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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

         On April 15, 2002, the Company filed a Current Report on Form 8K reporting that the Company was delinquent in filing its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001. The Company is unable to file its Quarterly Report on Form 10QSB for the three month period ended March 31, 2002. It is anticipated that the Company will file its Form 10KSB and its Form 10QSB on or before May 31, 2002 providing the issues discussed below are resolved.

     The primary reason for the delay in the Company's filing its Form 10-KSB and Form 10QSB is its inability to determine to what extent, if any, its approximate $3,238,000 investment in and advances to Cash Payroll Express, Inc. ("CPE") at December 31, 2001 and March 31, 2002 may require adjustment as a result of certain pending disputes between the Company and the other stockholders of CPE. CPE is accounted for on the equity method by the Company. CPE, 80.5% of whose stock is owned by the Company, but which is only 50% controlled by the Company as a result of operating agreements with its other stockholders, operates a check factoring business in one location in Brooklyn, New York.

     In March 2002, the Company filed a claim against certain stockholders of CPE alleging, among other things, breach of the operating agreements, conversion and fraud for a total recovery of approximately $1,300,000. In May 2002, the Company voluntarily dismissed without prejudice its claim as a means to further settlement discussions.

     The Company expects to report that during the year ended December 31, 2001, the Company generated fee income from continuing operations of approximately $5,719,000 as compared with reported fee income from continuing operations of approximately $5,639,000 for the year ended December 31, 2000. The Company also expects to report a loss from continuing operations (before any write-downs related to its investment in CPE) of approximately $1,149,000 ($.33 per share) which is significantly higher than the reported loss from continuing operations of approximately $273,000 ($.08 per share) for the year ended December 31, 2000. The increase in such losses for the year ended December 31, 2001 is attributable to the high costs of financing, as well as other factors related to the inability of the Company to implement its business plan. The losses may be greater depending upon whether and to what extent the Company writes down the carrying value of the assets of CPE. The audit report of Cornick, Garber & Sandler, LLP. on the Company's annual financial statements for the fiscal year ended December 31, 2001 is expected to include an explanatory paragraph stating that the Company's ability to continue operations as a going concern is dependent upon certain factors including its ability to acquire additional liquidity to meet its cash requirements.

         The Company expects to report that during the three months ended March 31, 2002, the Company generated fee income from continuing operations of approximately $1,417,000 as compared with reported fee income from continuing operations of approximately $ 1,402,000 for the three months ended March 31, 2001. The Company also expects to report a loss from continuing operations (before any write-downs related to its investment in CPE) of approximately $ 500,000 ($.15 per share) which is significantly higher than the reported loss from continuing operations of approximately $7,000 ($.00 per share) for the three months ended March 31, 2001. The increase in such losses for the three months ended March 31, 2002 is attributable to a decrease in income generated from CPE, increased bank charges, an increase in bad debt expense as well as other factors related to the inability of the Company to implement its business plan. The losses may be greater depending upon whether and to what extent the Company writes down the carrying value of the assets of CPE.

              Because of the failure to file its Form 10-KSB and 10QSB within the prescribed timeframe, the Company does not meet the adequate current public information requirement contained in Rule 144(c) promulgated under the Securities Act of 1933, as amended, and the Company's shareholders may not rely on Rules 144 or 145 for the resale of restricted securities until the Company's Form 10-KSB and Form 10QSB are filed and the Company has otherwise provided adequate current public information.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               GENERAL CREDIT CORPORATION
                               (Registrant)



Date: May 15, 2002             By: /s/ IRWIN ZELLERMAIER
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                                   Irwin Zellermaier, Chief Executive Officer